EXHIBIT 10-3 AMENDED IRREVOCABLE PROXIES

IRREVOCABLE PROXY, AMENDMENT #1

(Coupled with an interest)

AURIOS INC.

The stockholders represented herein (the “Stockholders”) appoint Andrew M. Ling and/or Gary Pryor (the “Proxy Holders”) proxy with the power of substitution to vote all shares of Common Stock entitled to be voted by the Stockholders at any annual meeting or special meeting of the stockholders of Aurios Inc. or as a result of a solicitation by Aurios Inc. or its management or any third party of a written consent by stockholders in lieu of an annual meeting or special meeting. This proxy is irrevocable, is coupled with an interest in that it has been executed in conjunction with the execution and delivery to iPayMobil, Inc. of that certain Debt Settlement and Stock Issuance Agreement filed on May 7, 2014 (the “Agreement”), and will last until the completion of the reverse merger transaction contemplated by Section 1.5 of the Agreement or December 31, 2015 (the amended date), whichever comes first. This proxy is meant to comply with Chapter 7, Article 2, Section 10-722 of the Arizona Revised Statutes and shall be read and interpreted so as to be enforceable in accordance therewith. The Common Stock to which this proxy applies includes the following certificates (and any replacement certificates or certificates issued for the balance of shares sold, as contemplated below):

Name on Certificate	Number of Shares
Paul Attaway	1,254,666
Ira J. Gaines	656,666
Christian J. Hoffman, III	606,666
Tim Louis	100,000

The Stockholders may not sell shares of their Common Stock in Aurios Inc. in the public market while this proxy remains in effect. The Stockholders agree that, before they sell any shares of Common Stock subject to this proxy to a third party in a private sale, the Stockholders shall disclose to the Proxy Holders the names and contact information of the persons to whom they propose to transfer the Common Stock and the terms of the sale transaction and shall disclose to the proposed purchasers the existence of this proxy. The application of this proxy to shares of Common Stock sold by the Stockholders in a private sale shall be reviewed by the Proxy Holders who shall determine, in their sole and absolute discretion, whether or not such shares shall continue to be subject to this proxy. Gifts of Common Stock subject to this proxy will continue to be subject to it.

Irrespective of any writing received from the Stockholders purporting to revoke this proxy, the Stockholders agree that Aurios Inc. need not be required to recognize any such revocation and may continue to recognize the appointment made in this proxy.

/s/ Paul Attaway	4/24/2015	/s/ Ira J. Gaines	4/24/2015
Paul Attaway	Date	Ira J. Gaines	Date

/s/ Christian J. Hoffman, III	4/24/2015	/s/ Tim Louis	4/24/2015
Christian J. Hoffman, III	Date	Tim Louis	Date